Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amended Registration Statement on Form S-1/A of our audit report dated May 7, 2020, with respect to the balance sheets of Warrender Enterprise, Inc.. as of December 31, 2019 and 2018, and the related statements of operations, shareholder's equity (deficit), and cash flows for each of the years then ended. Our report dated May 7, 2020, relating to aforementioned financial statements, includes an emphasis paragraph relating to substantial doubt as to the Company's ability to continue as a going concern.

We also consent to the references to us under the heading "Experts" within the Registration Statement.

Fruci & Associates II, PLLC

December 9, 2020